Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Investors: Thomas Bologna, CEO James Smith, CFO Orchid Cellmark Inc. (609) 750-2324 ir@orchid.com	Media: Rick Anderson The Torrenzano Group (212) 681-1700 randerson@torrenzano.com

ORCHID CELLMARK REPORTS SECOND QUARTER

2009 FINANCIAL RESULTS

Forensic casework revenue increases significantly; cash grows to $16.6 million

PRINCETON, N.J., July 30, 2009 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading international provider of identity DNA testing services, today reported its financial results for the second quarter of 2009.

Total revenues were $14.7 million for the second quarter of 2009 compared to $15.2 million for the second quarter of 2008. On a constant dollar basis, total revenues for the second quarter of 2009 increased 9% to $16.6 million, compared to the second quarter of 2008. The exchange rate movement of the British pound as compared to the U.S. dollar negatively impacted total revenue by approximately $1.4 million. U.S. forensic casework revenues increased 51% over the second quarter of 2008. U.K. forensic revenues increased by 21% and, on a constant dollar basis, by 54% compared to the second quarter of 2008.

In British pounds, total U.K. revenues for the second quarter of 2009 rose 35% compared to the second quarter of 2008, primarily as a result of the increase in U.K. forensic revenues. The revenue gains were partially offset by decreased revenues for PACE (Police and Criminal Evidence Act) and paternity testing, and the expected lower volumes of animal DNA testing for scrapie susceptibility.

U.S. based revenues for the second quarter of 2009 decreased approximately 11% compared to the second quarter of 2008. Excluding CODIS revenues, U.S. revenues were up 13% in the second quarter of 2009 as compared to the second quarter of 2008. U.S. revenues for the second quarter were driven by the significant increase in forensic casework business and a 5% increase in revenues for government paternity testing. These gains were offset by a significant decrease in CODIS business, which the company continues to believe to be a temporary decline as state backlogs continue to build.

Operating expenses, excluding cost of service revenue, for the second quarter of 2009 declined to $5.6 million from $6.6 million for the second quarter of 2008 as a result of continued management focus on reducing G&A and marketing and sales expenses, as well as the foreign exchange rate impact on U.K. based expenses.

Operating loss for the second quarter of 2009 was $473 thousand compared to a $1.6 million loss for the second quarter of 2008. The sharp reduction in the operating loss was principally due to an increase in gross profit as a result of improved gross margins and reduced operating expenses. The company’s gross margin percentage was 35% for the second quarter of 2009 as compared to 33% for the second quarter of 2008.

Orchid Cellmark reported a net loss of $603 thousand, or $(0.02) per share, for the second quarter of 2009, compared to a net loss of $1.2 million, or $(0.04) per share, for the second quarter of 2008. Net losses for the second quarters of 2009 and 2008 include charges of $1.0 million and $1.2 million, respectively, for depreciation and amortization.

At June 30, 2009, cash and cash equivalents were $16.6 million, up from the $14.4 million reported at the end of the first quarter, March 31, 2009.

Thomas Bologna, president and chief executive officer of Orchid Cellmark, commented, “Our second quarter 2009 results reflect continued growth in our core business segments, together with improvements in our primary business metrics, despite a challenging industry environment. Although reported revenue declined because of adverse exchange rates and what we believe is a temporary decline in U.S. CODIS revenue, the continued increases in worldwide forensic casework revenues demonstrate the strength of this core business.”

Mr. Bologna added, “The second quarter of 2009 also showed further improvement in our overall operations with continued productivity enhancements and cost containment efforts favorably impacting results. Our Q2 2009 operating loss is the lowest quarterly loss we have had in the last several years.”

Mr. Bologna concluded, “Another primary metric, and our number one priority in these challenging economic times, is to manage our cash prudently, which we believe we are doing. We ended the second quarter with an increase of $2.2 million in cash from the end of the first quarter of 2009. All in all, we are quite pleased with our results as we move ever closer to achieving sustainable profitability.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, July 30, 2009 at 10:00 a.m. EDT. To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference ID 21542973. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site.

Non-GAAP Information

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis. Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not a GAAP performance measure. We provide constant dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-to-quarter and year-to-year basis of changes in foreign exchange rates. To present this information, current U.K. revenues in British pounds are converted into U.S. dollars at the average exchange rates in effect during the comparative prior periods and compared to results based upon the actual exchange rates in effect during the current period. We believe that disclosing revenue changes on a constant dollar basis, viewed in addition to and not in lieu of the company’s reported GAAP results, provides additional useful information to investors because it enables them to better understand the level of growth of our business.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the belief that the decline in the federal CODIS and state DNA database businesses is temporary as state backlogs continue to build; and the belief that we are managing our cash prudently. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. will not continue to be significant, the risk that a significant amount of forensics work will not be tendered by the U.K. police forces over the next few years, the risk that we will not be successful in bidding under the National Procurement Plan, the risk that the decline in CODIS business is not temporary, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and six months ended June 30, 2009 and 2008

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Service revenues	$14,687	$15,164	$28,530	$29,559
Other revenues	0	60	121	192

Total revenues	14,687	15,224	28,651	29,751

Operating expenses:
Cost of service revenues	9,557	10,223	18,737	20,659
Research and development	192	206	351	426
Marketing and sales	1,216	1,551	2,380	3,123
General and administrative	3,730	4,359	7,745	9,051
Amortization of intangible assets	465	477	927	955

Total operating expenses	15,160	16,816	30,140	34,214

Operating loss	(473)	(1,592)	(1,489)	(4,463)
Other income (expense), net	8	368	(6)	719

Loss before income tax expense	(465)	(1,224)	(1,495)	(3,744)
Income tax expense (benefit)	138	(3)	280	(249)

Net loss	$(603)	$(1,221)	$(1,775)	$(3,495)

Basic and diluted net loss per share	$(0.02)	$(0.04)	$(0.06)	$(0.12)

Shares used in computing basic and diluted net loss per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2009 and December 31, 2008

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets:
Current assets
Cash and cash equivalents	$16,619	$14,998
Accounts receivable, net	10,833	9,826
Inventory	1,323	1,262
Prepaids and other current assets	954	1,392

Total current assets	29,729	27,478
Fixed assets, net	5,514	5,859
Goodwill	9,459	9,336
Other intangibles, net	6,713	7,570
Other assets	479	406

Total assets	$51,894	$50,649

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,435	$2,544
Accrued expenses and other current liabilities	3,078	2,288
Short-term debt and current portion of long-term debt	—	338
Deferred revenue	986	842

Total current liabilities	6,499	6,012
Other liabilities	237	269

Total liabilities	6,736	6,281

Total stockholders’ equity	45,158	44,368

Total liabilities and stockholders’ equity	$51,894	$50,649

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